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                                                                    Exhibit 10.2

                                 LOAN AGREEMENT

     This LOAN AGREEMENT, dated as of December 22, 2006 (the "Agreement"), is executed by and between CTI GROUP (HOLDINGS), INC., a Delaware corporation ("Borrower"), whose address is 333 North Alabama Street, Suite 240, Indianapolis, Indiana 46240, and NATIONAL CITY BANK, a national banking association (the "Bank"), whose address is One National City Center, Suite 200E, Indianapolis, Indiana 46255.

     In consideration of the mutual agreements hereinafter set forth, the Borrower and the Bank hereby agree as follows:

1. DEFINITIONS.

     1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

          "Acquisition Loan" shall mean the direct advance made by the Bank to the Borrower in the form of a term loan under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

          "Acquisition Loan Commitment" shall mean Two Million Six Hundred Thousand and No/100 Dollars ($2,600,000.00).

          "Acquisition Loan Maturity Date" shall mean December 21, 2009, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Acquisition Loan Note.

          "Acquisition Loan Note" shall have the meaning set forth in Section
4.1 hereof.

          "Acquisitions" shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

          "Affiliate" shall mean any Person other than the Borrower that directly or indirectly controls, is controlled by, or is under common control of the Borrower.

          "Applicable LIBOR Interest Rate" shall mean, with respect to a particular thirty (30) day period, the rate per annum equal to the LIBOR Base Rate applicable to such thirty (30)

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day-period plus the Applicable Margin for the Acquisition Loan or the Revolving
Loan. The Applicable LIBOR Interest Rate shall adjust automatically upon each adjustment of the LIBOR Base Rate.

          "Applicable Interest Rate" as of any date shall mean a rate per annum equal to (i) the Applicable LIBOR Interest Rate in effect on such date or (ii) in the event the LIBOR Base Rate is not available, then the Floating Rate in effect on such date.

          "Applicable Margin" shall mean the rate per annum added to the LIBOR Base Rate to determine the Interest Rate for the Acquisition Loan and the Revolving Loan as set forth below:

      Loans        Applicable Margin
      -----        -----------------
Acquisition Loan         2.00%
Revolving Loan           2.35%

          "Bankruptcy Code" shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

          "Borrowing Base Amount" shall mean an amount equal to the sum of: (i) one hundred percent (100%) of the cash held in Borrower's collateral account #985306193 with the Bank, (ii) eighty percent (80%) of the net amount of the Domestic Eligible Accounts, and (iii) ninety percent (90%) of the net amount of the Foreign Eligible Accounts.

          "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Indianapolis, Indiana, or for purposes of determining the LIBOR Base Rate, in London, United Kingdom.

          "Capital Expenditures" shall mean expenditures (including Capital Lease obligations which should be capitalized under GAAP) for the acquisition of fixed assets which are required to be capitalized under GAAP.

          "Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the balance sheet of the Borrower prepared in accordance with GAAP.

          "Change in Control" shall have the meaning set forth in Section 10.9 hereof.


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          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collateral" shall have the meaning set forth in the Security Agreement executed by Borrower in favor of Bank.

          "Consolidated" (whether in upper or lower case) refers to the consolidation of the accounts of the Borrower and its Subsidiaries, in accordance with GAAP.

          "Consolidated EBITDA" shall mean, for any period, the sum for such period of (a) Consolidated Net Income, plus (b) to the extent included in the calculation of Consolidated Net Income for such period, (i) Consolidated Interest Charges, (ii) federal, state and local income taxes, and (iii) depreciation, amortization and other non-cash charges, minus (c) cash payments made during such period with respect to any non-cash charges previously added back in determining Consolidated EBITDA for any prior period.

          "Consolidated Fixed Charge Coverage Ratio" means, at any date of determination, the ratio of (a) Consolidated EBITDA for the applicable Reference Period, to (b) the sum of (i) Consolidated Interest Charges for such Reference Period, plus (ii) principal payments due and payable on Consolidated Funded Debt during such Reference Period, plus (iii) Capital Lease obligations due and payable during such Reference Period, plus (iv) federal, state and local income taxes for such Reference Period, plus (v) dividends and distributions made by Borrower or any of its Subsidiaries during such Reference Period (other than by a Wholly-Owned Subsidiary to Borrower or another Wholly-Owned Subsidiary), plus
(vi) capital expenditures made during such Reference Period.

          "Consolidated Funded Debt Ratio" as of any date shall mean (a) the sum of (i) Consolidated Funded Debt as of such date; plus (ii) accrued and unpaid Consolidated Interest Charges as of such date; plus (iii) all other liabilities and obligations of Borrower to Bank or any other lender as of such date; divided by (b) an amount equal to Consolidated EBITDA for the applicable Reference Period multiplied by (i) two (2) if such Reference Period consists of two calendar quarters, (ii) four thirds (4/3) if such Reference Period consists of three calendar quarters, or (iii) one (1) if such Reference Period consists of four calendar quarters.

          "Consolidated Funded Debt" at any time of determination means the sum at such time, without duplication, of (a) the outstanding principal amount of the Loans and any other outstanding Obligations, plus (b) the outstanding principal amount of any other Indebtedness for borrowed money owed by the Borrower or any of its Subsidiaries, plus (c) all obligations (contingent or otherwise) relating to letters of credit (other than the Security Letter of Credit) issued for the account of the Borrower or its Subsidiaries, plus (d) to the extent not otherwise included, all liabilities in respect of Capitalized Leases of the Borrower or its Subsidiaries, plus (e) to the extent not otherwise included, all purchase money Indebtedness; all as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest Charges" shall mean, for any period, the sum, without duplication, of (a) all interest, charges and related expenses payable by Borrower and its Subsidiaries for such period on or related to borrowed money or the deferred purchase price of


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assets that are treated as interest in accordance with GAAP, plus (b) the portion of rent payable by Borrower and its Subsidiaries for such period under Capital Leases that should be treated as interest in accordance with GAAP, plus
(c) all charges paid or payable by Borrower and its Subsidiaries during such period pursuant to any Interest Rate Agreements; all determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Income" shall mean, for any period, the net income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, after eliminating all extraordinary or nonrecurring gains or losses, including, without limitation, any gains (or losses) from the sale of assets or services other than in the ordinary course of business.

          "Consolidated Net Worth" means, as of any date, the excess of the total assets of Borrower and its Subsidiaries over the total liabilities of Borrower and its Subsidiaries, as determined at such date on a consolidated basis in accordance with GAAP.

          "Consolidated Tangible Net Worth" of Borrower and its Subsidiaries at any date of determination shall mean (a) the Consolidated Net Worth as of such date, minus (b) the sum (in each case only to the extent included in the determination of such Consolidated Net Worth) of (i) all assets that would be classified as intangible assets under GAAP, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, tradenames, copyrights, franchises, operating permits, unamortized debt discount and expense, organization costs, research and development costs and any revaluation or write-up in the book value of assets subsequent to the date of this Agreement, (ii) treasury stock and minority interests in subsidiaries or other entities, (iii) cash set apart and held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, and (iv) reserves for depreciation, depletion, obsolescence and amortization and all other reserves or appropriations of retained earnings that, in accordance with GAAP, should be established in connection with the businesses conducted by Borrower and its Subsidiaries.

          "Contingent Liability" and "Contingent Liabilities" shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any


                                        4

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other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

          "Default Rate" shall mean a per annum rate of interest equal to the Applicable Interest Rate plus five percent (5%) per annum.

          "Domestic Eligible Accounts" shall mean those accounts receivable of the Borrower and its Subsidiaries (which are included in the term "Borrower" for purposes of this definition only) which:

          (a) are genuine in all respects and have arisen in the ordinary course of the Borrower's business from (i) the performance of services by the Borrower, which services have been fully performed, acknowledged and accepted by the account debtor or (ii) the sale or lease of Goods by the Borrower, including C.O.D. sales, which Goods have been completed in accordance with the account debtor's specifications (if any) and delivered to and accepted by the account debtor, and the Borrower has possession of, or has delivered to the Bank at the Bank's request, shipping and delivery receipts evidencing such shipment;

          (b) are evidenced by an invoice delivered to the account debtor thereunder, and are not more than ninety (90) days (or one hundred twenty
     (120) days in the case of Extended Pay Account Debtors) past invoice date;

          (c) do not arise from a "sale on approval" or a "sale or return";

          (d) have not come from an account debtor which is the United States or any state, county, city or other governmental body, or any department, agency or instrumentality thereof;

          (e) are not due from an account debtor which is a Subsidiary or a director, officer, employee, agent, parent or Affiliate of the Borrower;

          (f) arise in connection with a sale to an account debtor who is either a resident or citizen of, or that is an entity domiciled and principally doing business in, the United States of America;

          (g) do not arise in connection with a sale to an account debtor who is located within a state which requires the Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to
     (i) receive a certificate of


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     authority to do business and be in good standing in such state, or (ii)
     file a notice of business activities or similar report with such state's taxing authority, unless (A) the Borrower has taken one of the actions described in clauses (i) or (ii), (B) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by the Borrower at its election, or (C) the Borrower has proven to the satisfaction of the Bank that it is exempt from any such requirements under such state's laws;

          (h) do not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment by the Borrower to the Bank of the Account arising with respect thereto and are not unassignable to the Bank for any other reason;

          (i) do not arise out of a contract or order which, by its terms, requires payment by an account debtor in advance of services provided by Borrower or its Subsidiaries;

          (j) are the valid, legally enforceable and unconditional obligation of the account debtor, are not the subject of any setoff, counterclaim, credit, allowance or adjustment by the account debtor, or of any claim by the account debtor denying liability thereunder in whole or in part, and the account debtor has not refused to accept and has not returned or offered to return any of the Goods or services which are the subject of such account, provided that any account that would qualify as an Domestic Eligible Account except for the existence of a credit with respect to such account shall qualify as a Domestic Eligible Account to the extent of the positive difference between the amount of the account and the amount of the credit with respect to such account; and

          (k) are not subject to any Lien whatsoever, other than the Lien of the Bank and Permitted Liens.

     An account which is a Domestic Eligible Account shall cease to be a Domestic Eligible Account whenever it ceases to meet any one of the foregoing requirements.

     If invoices representing twenty-five percent (25%) or more of the unpaid net amount of all accounts from any one account debtor are more than ninety (90) days (or one hundred twenty (120) days in case of Extended Pay Account Debtors) past invoice date, then all accounts relating to such account debtor shall cease to be Domestic Eligible Accounts.

          "Employee Plan" includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower or its Subsidiaries described from time to time in the financial statements of the Borrower or its Subsidiaries and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or its


                                        6

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Subsidiaries or to which the Borrower or its Subsidiaries is a party or may have any liability or by which the Borrower or its Subsidiaries is bound.

          "Environmental Laws" shall mean all federal, state, district and local laws, rules, regulations, ordinances, and consent decrees relating to Hazardous Materials, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the Borrower's or its Subsidiaries' businesses or facilities owned and operated by the Borrower or its Subsidiaries, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Event of Default" shall mean any of the events or conditions set forth in Section 10 hereof.

          "Extended Pay Account Debtors" shall mean the account debtors listed on Schedule 1.1 attached hereto, if any, as the same may be amended to add additional account debtors subject to the prior written consent of the Bank in its sole and absolute discretion.

          "Floating Rate" means, for any day, a rate per annum equal to the Prime Rate minus one-half percent (0.5%).

          "Foreign Eligible Accounts" shall mean those accounts receivable of the Borrower and its Subsidiaries (which are included in the term "Borrower" for purposes of this definition only) which are not Domestic Eligible Accounts and are insured by Euler Hermes, Inc.

          "GAAP" shall mean United States generally accepted accounting principles; provided, however, that GAAP as applied in the preparation of any interim financial statements or reports shall exclude normal fiscal year-end adjustments that are not materially adverse and information required by GAAP to be disclosed in footnotes to financial statements.

          "Guaranties" shall mean, collectively, the U.S. Guaranties and the UK Guarantees.

          "Guarantors" shall mean, collectively, the U.S. Guarantors and the UK Guarantors who shall be jointly and severally liable for all obligations guaranteed pursuant to the Guaranties.

          "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides,


                                        7

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herbicides and any other kind and/or type of pollutants or contaminants
(including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under any Environmental Law (including without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

          "Indebtedness" shall mean, as to any Person, (a) all Liabilities of the Person, including, but not limited to, every obligation of such Person (i) for borrowed money, (ii) every obligation of such Person under Capital Leases, and (iii) any other debt, secured or unsecured, created, issued, incurred or assumed by such Person for the deferred purchase price of any property or services; (b) all indebtedness secured by any Lien existing on property owned by such Person whether or not such Person is personally liable for payment of such indebtedness; and (c) all Contingent Liabilities of such Person whether or not required by GAAP to be reflected on such Person's balance sheet.

          "Indemnified Party" and "Indemnified Parties" shall mean, respectively, each of the Bank and any parent corporations, affiliated corporations or subsidiaries of the Bank, and each of their respective officers, directors and employees, attorneys and agents, and all of such parties and entities.

          "Interest Rate Agreements" shall mean any interest rate protection agreement, interest rate swap or other interest rate hedge arrangement (other than any interest rate cap or other similar agreement or arrangement pursuant to which the Borrower has no credit exposure to the Bank) to or under which the Borrower or any Subsidiary of the Borrower is a party or beneficiary.

          "Liabilities" shall mean at all times all liabilities of the Borrower or any Subsidiary that would be shown as such on a balance sheet of the Borrower or its Subsidiary prepared in accordance with GAAP.

          "LIBOR Base Rate" shall mean the rate of interest per annum as determined by the Bank for each consecutive thirty (30)-day period based on the rates for thirty (30)-day dollar deposits (in an amount comparable to the then outstanding principal amount of the Loans) offered two Business Days prior to the applicable thirty (30)-day period by major banks in the London interbank market, as selected by the Bank. The Bank shall not be obligated to give notice of any change in the LIBOR Base Rate.

          "Lien" shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.


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          "Loans" shall mean, collectively, the Acquisition Loan and the
Revolving Loan made by the Bank to the Borrower under and pursuant to this Agreement.

          "Loan Documents" shall have the meaning set forth in Section 3.1.

          "Note" and "Notes" shall mean, respectively, each of and collectively, the Acquisition Loan Note and the Revolving Note.

          "Obligations" shall mean the Loans, as evidenced by the Notes, all interest accrued thereon, any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrower and its Subsidiaries to the Bank hereunder or under any of the other Loan Documents, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several, including, but not limited to, any Interest Rate Agreements.

          "Obligor" shall mean the Borrower, any guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

          "Permitted Liens" shall have the meaning set forth in Section 7.2.

          "Person" shall mean any individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

          "Prime Rate" shall mean, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank as its prime rate (whether or not such rate is actually charged by the Bank), which is not intended to be the Bank's lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Bank shall not be obligated to give notice of any change in the Prime Rate.

          "Reference Period shall mean:

     (a) in reference to March 31, 2007, the calendar quarter ending on such date;

     (b) in reference to June 30, 2007, the period of two consecutive calendar quarters ending on such date;

     (c) in reference to September 30, 2007, the period of three consecutive calendar quarters ending on such date; and

     (d) in reference to December 31, 2007, and each succeeding date that is the last day of a calendar quarter, the period of four consecutive calendar quarters ending on such date.


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          "Revolving Loan" shall mean each direct advance and the aggregate of all such direct advances, from time to time made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.2 of this Agreement.

          "Revolving Loan Availability" shall mean at any time, the lesser of
(a) the Revolving Loan Commitment, or (b) the Borrowing Base Amount.

          "Revolving Loan Commitment" shall mean Eight Million and 00/100 Dollars ($8,000,000.00).

          "Revolving Loan Maturity Date" shall mean December 21, 2009, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Revolving Note.

          "Revolving Note" shall have the meaning set forth in Section 4.2 hereof.

          "Security Letter of Credit" shall mean that certain irrevocable, standby letter of credit issued by SEB Bank, located in Sweden, to the Bank securing the Acquisition Loan and expiring December 21, 2010, that, except to the extent inconsistent with its express terms, shall be subject to the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500.

          "SPA" means the Stock Purchase Agreement by and between the Borrower's Subsidiary, CTI Data Solutions Ltd, and the shareholders of Ryder Systems Ltd, dated December 22, 2006, providing for the purchase by CTI Data Solutions Ltd. of all the stock of Ryder Systems Ltd.

          "Subsidiary" and "Subsidiaries" shall mean any corporation, association, trust, partnership, limited liability company or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

          "UCC" shall mean the Uniform Commercial Code in effect in Indiana from time to time.

          "UK Guarantees" shall have the meaning set forth in Section 3.1(h).

          "UK Guarantors" shall mean, collectively, CTI Data Solutions Ltd, CTI Billing Solutions Ltd and Ryder Systems Ltd., who shall be jointly and severally liable for all obligations guaranteed pursuant to the UK Guarantees.

          "U.S. Guaranties" shall have the meaning set forth in Section 3.1(g).

          "U.S. Guarantors" shall mean, collectively, CTI Data Solutions (USA) Inc., CTI Billing Solutions, Inc., Centillion Data Systems, L.L.C., CTI Delaware Holdings, Inc., CTI Data

Solutions Ltd, CTI Billing Solutions Ltd and Ryder Systems Ltd., who shall be jointly and severally liable for all obligations guaranteed pursuant to the U.S. Guaranties.

          "Voting Stock" shall mean the capital stock or similar interests of any class or classes (however designated) of a corporation or any other Person, the holders of which are at the time entitled to vote for the election of a majority of the directors (or persons performing similar functions) of such Person.

          "Wholly-Owned" shall mean a Subsidiary all of whose equity interests are owned, directly or indirectly, legally and beneficially by the Borrower.

     1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the most recently audited financial statements of the Borrower. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants and perform all financial covenants herein in accordance with applicable accounting principles and practices in effect immediately prior to such changes.

     1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

     1.4 Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Borrower" shall be so construed. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has either been cured by the Borrower with the Bank's written consent thereto or waived by the Bank in accordance with Section 12.3 hereof.

References in this Agreement to any party shall include such party's successors and permitted assigns. References to any "Section" shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

2. COMMITMENT OF THE BANK.

     2.1 Acquisition Loan.

          (a) Acquisition Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower and its Subsidiaries set forth herein and in the other Loan Documents, the Bank agrees to make the Acquisition Loan. The Acquisition Loan shall be used by the Borrower to purchase all of the shares of Ryder Systems Ltd. The Acquisition Loan may be prepaid in whole or in part at any time pursuant to Section 2.1(c), but shall be due in full on the Acquisition Loan Maturity Date, unless the credit extended under the Acquisition Loan is otherwise terminated or extended as provided in this Agreement.

          (b) Acquisition Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Acquisition Loan outstanding from time to time shall bear interest at the Applicable Interest Rate. Accrued and unpaid interest on the unpaid principal balance of the Acquisition Loan outstanding from time to time shall be due and payable monthly, in arrears, commencing on January 5, 2007 and continuing on the 5th day of each calendar month thereafter, and on the Acquisition Loan Maturity Date. Any amount of principal or interest on the Acquisition Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

          (c) Principal Prepayments. The Borrower may from time to time prepay the Acquisition Loan, in whole on in part, without any prepayment premium or penalty whatsoever.

     2.2 Revolving Loan.

          (a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower and its Subsidiaries set forth herein and in the other Loan Documents, the Bank agrees to make advances on such Revolving Loan at such times as the Borrower may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loan outstanding at any time shall not exceed the Revolving Loan Availability. The Revolving Loan made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including, the Revolving Loan Maturity

     Date unless the Revolving Loan is otherwise terminated or extended as provided in this Agreement. The Revolving Loan shall be used by the Borrower for the purpose of acquiring all of the shares of Ryder Systems Ltd and working capital.

          (b) Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.2(b), the principal amount of the Revolving Loan outstanding from time to time shall bear interest at the Applicable Interest Rate. Accrued and unpaid interest on the unpaid principal balance of the Revolving Loan outstanding from time to time shall be due and payable monthly, in arrears, commencing on January 5, 2007 and continuing on the 5th day of each calendar month thereafter, and on the Revolving Loan Maturity Date. Any amount of principal or interest on the Revolving Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

          (c) Revolving Loan Principal Repayments.

               (i) Mandatory Principal Prepayments. The Revolving Loan shall be repaid by the Borrower on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of the Revolving Loan hereunder exceeds the Revolving Loan Availability, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loan or take such other actions as shall be necessary to eliminate such excess.

               (ii) Optional Prepayments. In addition to a mandatory prepayment under Section 2.2(c)(i), the Borrower may from time to time prepay the Revolving Loan, in whole or in part, without any prepayment premium or penalty whatsoever.

     2.3 Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under the Notes shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

     2.4 Commitment Fee and Funds Transfer Fee. In addition to the principal and interest and other amounts payable under the Notes, Borrower agrees to pay to Bank (i) a nonrefundable commitment fee in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00), which is due and payable on even date herewith, and (ii) a funds transfer fee in the amount of $20,319.40 to compensate the Bank for the Bank's use of funds necessary to make the Loans available to the Borrower on even date herewith in order for the Borrower to consummate the transactions contemplated by the SPA.

     2.5 Unused Revolving Loan Commitment Fee. The Borrower agrees to pay to the Bank a fee with respect to the unused portion from time to time of the Revolving Loan Commitment calculated at the rate of one-quarter percent (0.25%) per annum for each calendar quarter (or portion thereof) from the date of this Agreement to the Revolving Loan Maturity Date on the average daily amount by which the Revolving Loan Commitment exceeds the outstanding principal amount of the Revolving Loan during such calendar quarter. Such fee shall be payable quarterly in arrears on the fifth day after the end of each calendar quarter, with a final payment on the earlier of the Revolving Loan Maturity Date or such other date on which the Revolving Loan Commitment terminates.

     2.6 Indemnity. Borrower agrees to indemnify and hold Bank harmless from and against any loss, cost or expense that Bank incurs as a result of (i) any default by Borrower in payment, when due, of the principal or interest on any Loan, including any loss or expense arising from interest or fees payable by Bank to banks for funds obtained by it in order to maintain its LIBOR Base Rate, or (ii) Borrower's payment of principal on a Loan on a day that either (i) is not the last day of a thirty (30)-day period for which the LIBOR Base Rate has been, or is to be, determined, or (ii) if the last day of such a thirty (30)-day period is not a Business Day, on the first Business Day following such thirty
(30)-day period.

3. CONDITIONS OF BORROWING.

     Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loans if any of the following conditions shall have occurred.

     3.1 Loan Documents. At the initial disbursement of the Acquisition Loan, the Borrower shall have failed to execute and deliver to the Bank any of the following Loan Documents (collectively, the "Loan Documents"), all of which must be reasonably satisfactory to the Bank and the Bank's counsel in form, substance and execution:

          (a) Loan Agreement. Three copies of this Agreement duly executed by the Borrower.

          (b) Acquisition Loan Note. An Acquisition Loan Note duly executed by the Borrower.

          (c) Revolving Note. A Revolving Note duly executed by the Borrower.

          (d) Security Agreement. A Security Agreement duly executed by each of the Borrower, CTI Data Solutions (USA) Inc., CTI Billing Solutions, Inc., Centillion Data Systems, L.L.C. and CTI Delaware Holdings, Inc. (collectively, the "U.S. Security Agreements").

          (e) Charge Over Shares In Ryder Systems Ltd. A Charge Over Shares In Ryder Systems Ltd duly executed by Ryder Systems Ltd (the "Ryder Charge Over Shares").

          (f) Charge Over Shares in CTI Data Solutions Ltd. A Charge Over Shares In CTI Data Solutions (the "CTI Charge Over Shares").

          (g) Debenture. A Debenture duly executed by each of the Borrower, CTI Data Solutions Ltd. and Ryder Systems Ltd. (collectively, the "UK Security Agreements").

          (h) Guaranty. A Guaranty duly executed by each of the U.S. Guarantors (collectively, the "U.S. Guaranties").

          (i) Guarantee and Indemnity. A Guarantee and Indemnity duly executed by each of the UK Guarantors (collectively, the "UK Guarantees").

          (j) Borrowing Base Certificate. If required by Bank in its sole discretion, a Borrowing Base Certificate in a form satisfactory to Bank in its sole discretion (a "Borrowing Base Certificate"), certified as accurate by the Borrower.

          (k) Resolutions. Resolutions of the board of directors, shareholders, managers and/or members of the Borrower and Guarantors authorizing the execution of this Agreement and the Loan Documents.

          (l) Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall reasonably require.

     3.2 Insurance. Borrower shall fail to furnish to Bank evidence of insurance coverage as required by the Loan Documents.

     3.3 Event of Default. Any Event of Default, or any event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.

     3.4 Adverse Changes. A material adverse change in the financial condition or affairs of the Borrower or any Guarantor, as determined in the Bank's reasonable discretion, shall have occurred.

     3.5 Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrower, its Subsidiaries, any Guarantor or any of their respective officers, managers or members which in the opinion of the Bank's legal counsel, materially adversely affects the financial condition or continued operation of the Borrower, its Subsidiaries or any Guarantor.

     3.6 Representations and Warranties. Any representation or warranty of the Borrower, its Subsidiaries or any Guarantor contained herein or in any Loan Document shall be untrue or incorrect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

     3.7 Stock Purchase Agreement. At the initial disbursement of the Acquisition Loan, Borrower shall fail to furnish to Bank a fully-executed copy of the SPA and evidence of the closing on the date of this Agreement of the purchase of stock pursuant to the SPA, all in form and substance satisfactory to Bank in its sole discretion.

4. NOTES EVIDENCING LOANS.

     4.1 Acquisition Loan Note. The Acquisition Loan shall be evidenced by a single note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor, the "Acquisition Loan Note") duly executed by the Borrower and payable to the order of the Bank. At the time of the initial disbursement of the Acquisition Loan or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Acquisition Loan advanced hereunder, (ii) any unpaid interest owing on the Acquisition Loan, and (iii) all amounts repaid on the Acquisition Loan. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Acquisition Loan Note to repay the principal amount of the Acquisition Loan, together with all interest accruing thereon.

     4.2 Revolving Note. The Revolving Loan shall be evidenced by a single note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor, the "Revolving Note"), duly executed by the Borrower and payable to the order of the Bank. At the time of the initial disbursement of the Revolving Loan and at each time an additional disbursement shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loan advanced hereunder, (ii) any unpaid interest owing on the Revolving Loan, and (iii) all amounts repaid on the Revolving Loan. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loan, together with all interest accruing thereon.

5. MANNER OF BORROWING.

     Each advance of the Revolving Loan shall be made available to the Borrower upon its request, from any Person whose authority to so act has not been revoked by the Borrower in writing previously received by the Bank. A request for an advance of the Revolving Loan must be received by no later than 11:00 a.m. Indianapolis, Indiana time, on the day it is to be funded. The proceeds of each advance of the Revolving Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank.

     The Bank is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which the Bank believes in its good faith judgment to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against reasonable costs and expenses (including court costs, attorneys' and paralegals' fees) and shall hold the Bank harmless with respect thereto.

6. REPRESENTATIONS AND WARRANTIES.

     To induce the Bank to make the Loans, the Borrower makes the following representations and warranties to the Bank, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:

     6.1 Organization and Name. Each of the Borrower and its Subsidiaries (a) is a corporation, partnership or limited liability company (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate, partnership or limited liability company (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation, partnership or limited liability company (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name, except CTI Group (Holdings), Inc., CTI Group, CTI Data Solutions (USA) Inc., CTI Billing Solutions, Inc., CTI Delaware Holdings, Inc., CTI Data Solutions Ltd., CTI Billings Solutions Ltd. and Centillion Data Systems, L.L.C.

     6.2 Authorization; Validity. Each of the Borrower and its Subsidiaries has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of incorporation, operating agreement, partnership agreement or similar charter document, or any by-laws or similar documents, of Borrower or any of its Subsidiaries. All necessary and appropriate company action has been taken on the part of the Borrower and each of its Subsidiaries to authorize the execution and delivery of this Agreement and the Loan Documents. This Agreement and the Loan Documents to which Borrower or any of its Subsidiaries are parties are valid and binding agreements and contracts of such parties in accordance with their respective terms, except that the binding effect and the enforceability thereof are subject to application of insolvency, reorganization, moratorium, and other laws in effect from time to time affecting the rights of creditors generally, as such laws may be applied in the event of a bankruptcy, insolvency, reorganization or other similar proceeding of, or moratorium applicable to the Bank and by the exercise of judicial discretion in the application of general principles of equity.

     6.3 Compliance With Laws. Borrower and its Subsidiaries are not in violation of any material ordinance, law or regulation of any governmental authority as to their businesses, premises or properties. Without limiting the preceding sentence, Borrower and its Subsidiaries will (i) ensure that no person who owns a controlling interest in or otherwise controls Borrower or its Subsidiaries is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders and (ii) comply with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

     6.4 Environmental Laws and Hazardous Substances. The Borrower represents, warrants and agrees with the Bank that (i) the Borrower and its Subsidiaries have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of the Borrower or its Subsidiaries (whether or not owned by them) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, (ii) the operations of the Borrower and its Subsidiaries comply in all material respects with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder, (iii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to Borrower's knowledge threatened, and the Borrower shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrower or its Subsidiaries, or their businesses, operations or assets or any properties at which the Borrower or Subsidiaries have transported, stored or disposed of any Hazardous Materials,
(iv) the Borrower and its Subsidiaries have no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material; and (v) without limiting the generality of the foregoing, the Borrower shall, following reasonable determination by the Bank that there is a material non-compliance, with any Environmental Law, at the Borrower's sole expense, cause an independent environmental engineer reasonably acceptable to the Bank to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

     6.5 Absence of Breach. The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by the Borrower and its Subsidiaries in connection with the Loans shall not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which the Borrower or its Subsidiaries are a party or by which the Borrower, its Subsidiaries or any of their property or assets are bound.

     6.6 Collateral Representations. The Borrower or a Guarantor is the sole owner of the Collateral, free from any Lien of any kind, other than the Permitted Liens.

     6.7 Financial Statements. All financial statements submitted to the Bank have been prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and the results of the operations for the Borrower and its Subsidiaries as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Bank, there has been no material adverse change in the financial condition or in the assets or liabilities of the Borrower and its Subsidiaries, or any changes except those occurring in the ordinary course of business.

     6.8 Litigation and Taxes. There is no litigation, demand, charge, claim, petition or governmental investigation or proceeding pending, or, to the Borrower's knowledge, threatened, against the Borrower or its Subsidiaries, which, if adversely determined, would result in any material adverse change in the financial condition or properties, business or operations of the Borrower or any Guarantor. Except as disclosed on Schedule 6.8 hereof, the Borrower and Guarantors have duly filed all applicable income or other tax returns and have paid all income or other taxes when due. There is no controversy or objection pending, or, to the Borrower's knowledge, threatened in respect of any tax returns of the Borrower or any Guarantor.

     6.9 Event of Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the Loan Documents and neither the Borrower nor any of its Subsidiaries is in default (without regard to grace or cure periods) under any other material contract or agreement to which it is a party.

     6.10 ERISA Obligations. All Employee Plans of the Borrower and its Subsidiaries meet the minimum funding standards of Section 302 of ERISA where applicable and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. Except as disclosed on Schedule 6.10 hereto, the Borrower and its Subsidiaries have promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

     6.11 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or, to the knowledge of Borrower, basis therefor) exists which (a) could adversely affect the validity or priority of the Liens granted to the Bank under the Loan Documents, (b) could reasonably be expected to materially adversely affect the ability of the Borrower or its Subsidiaries to perform their obligations under the Loan Documents, (c) would constitute an Event of Default under any of the Loan Documents, or (d) would constitute such an Event of Default with the giving of notice or lapse of time or both.

     6.12 Lending Relationship. The Borrower acknowledges and agrees that the relationship hereby created with the Bank is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists and that the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans.

     6.13 Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby are business loans and the proceeds thereof are being utilized solely for business purposes.

     6.14 Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrower, its Subsidiaries or any Affiliates of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

     6.15 Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is, and after giving effect to any Loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

     6.16 Bank Accounts. The account numbers and locations of all Deposit accounts and other bank accounts of the Borrower and its Subsidiaries are as set forth on Schedule 6.16 attached hereto.

     6.17 Place of Business. The principal place of business of the Borrower is 333 North Alabama Street, Suite 240, Indianapolis, Indiana 46240, and the Borrower shall promptly notify the Bank of any change in such location.

     6.18 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of the Borrower and its Subsidiaries fully and fairly state the matters required to be stated therein, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

     6.19 Borrower's Subsidiaries. With the exception of CTI Data Solutions
(USA) Inc., CTI Billings Solutions, Inc., CTI Delaware Holdings, Inc., Centillion Data Systems, L.L.C., CTI Data Solutions Ltd, CTI Billing Solutions Ltd and Ryder Systems Ltd. (effective immediately after disbursement of the Acquisition Loan) the Borrower does not own any equity interests in any other corporation, association, trust, partnership, limited liability company or other business entity.

7. NEGATIVE COVENANTS.

     7.1 Indebtedness. Without the prior written consent of the Bank, the Borrower shall not, and shall not permit any of its Subsidiaries to, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness in excess of Twenty Thousand Dollars ($20,000.00) individually or One Hundred Thousand Dollars ($100,000.00) in the aggregate in principal amount at any time outstanding) or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

          (a) the Obligations;

          (b) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;

          (c) obligations of the Borrower and its Subsidiaries for taxes, assessments, municipal or other governmental charges;

          (d) Indebtedness for Capital Expenditures incurred after December 22, 2006 in a maximum principal amount of Twenty Thousand Dollars ($20,000.00) individually or One Hundred Thousand Dollars ($100,000.00) in the aggregate at any time outstanding;

          (e) obligations of the Borrower and its Subsidiaries for accounts payable, other than for money borrowed, incurred in the ordinary course of business; and

          (f) obligations existing on the date hereof which are disclosed on the financial statements referred to in Section 6.

     7.2 Encumbrances. Without the prior written consent of the Bank, the Borrower shall not, and and shall not permit any of its Subsidiaries to, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower or its Subsidiaries, whether owned at the date hereof or hereafter acquired except (all of the following being "Permitted Liens"):

          (a) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable;

          (b) Liens or charges incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

          (c) Liens arising out of judgments or awards against the Borrower or its Subsidiaries with respect to which it shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

          (d) pledges or deposits to secure obligations under worker's compensation laws or similar legislation;

          (e) good faith deposits in connection with lending contracts or leases to which the Borrower or any of its Subsidiaries is a party;

          (f) deposits to secure public or statutory obligations of the Borrower or any of its Subsidiaries;

          (g) Liens existing on the date hereof and disclosed on the financial statements referred to in Section 6;

          (h) Liens granted to the Subordinated Lenders to secure the Subordinated Debt; and

          (i) Liens granted to the Bank hereunder.

     7.3 Investments. Without the prior written consent of the Bank, the Borrower shall not, and and shall not permit any of its Subsidiaries to, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, except:

          (a) the Guarantors;

          (b) investments in direct obligations of the United States;

          (c) investments in certificates of deposit issued by the Bank or any bank with assets greater than One Hundred Million Dollars
     ($100,000,000.00); or

          (d) investments in Prime Commercial Paper (for purposes hereof, Prime Commercial Paper shall mean short-term unsecured promissory notes sold by large corporations and rated A-1/P-1 by Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and Moody's Investment Service, Inc.).

     7.4 Transfer; Merger. Without the prior written consent of the Bank, the Borrower shall not, and and shall not permit any of its Subsidiaries to, except in the ordinary course of its business, either directly or indirectly, merge, consolidate, sell, transfer, license, lease, encumber or otherwise dispose of all or any part of their property or businesses or all or any substantial part of their assets, or sell or discount (with or without recourse) any of their Promissory Notes, Chattel Paper, Payment Intangibles or Accounts.

     7.5 Issuance of Stock. Without the prior written consent of the Bank, the Borrower shall not, and and shall not permit any of its Subsidiaries to, either directly or indirectly, issue or distribute any additional shares of stock or other securities of the Borrower or its Subsidiaries, except as otherwise permitted pursuant to the Borrower's Stock Option Plan; provided, however, that pursuant to such Stock Option Plan, the Borrower shall not issue in excess of ten percent (10%) of the Borrower's capital stock on a fully-diluted basis.

     7.6 Use of Proceeds. The Borrower shall not, and and shall not permit any of its Subsidiaries or Affiliates to, use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by any Affiliate of the Bank.

     7.7 Bank Accounts. The Borrower shall not, and and shall not permit any of its Subsidiaries to, establish any new Deposit Accounts or other bank accounts, other than bank accounts established at or with the Bank and the bank accounts set forth in Section 6.16, without the prior written consent of the Bank.

     7.8 Change of Legal Status. Without the prior written consent of the Bank, the Borrower shall not, and and shall not permit any of its Subsidiaries to, change their names, organizational identification numbers, their types of organization, their jurisdictions of organization or other legal structures.

     7.9 Acquisitions. The Borrower shall not, and and shall not permit any of its Subsidiaries to, make any Acquisitions without the prior written consent of Bank.

     7.10 Hazardous Substances. The Borrower shall not, and and shall not permit any of its Subsidiaries to, except in the ordinary course of their businesses in compliance with all Environmental Laws, place, suffer or permit the presence of any hazardous or toxic substance at, on, under, within or about any premises of the Borrower or its Subsidiaries (whether or not owned by them) or any portion thereof.

8. AFFIRMATIVE COVENANTS.

     8.1 Company Existence. The Borrower shall at all times preserve and maintain, and shall cause its Subsidiaries at all times to preserve and maintain, its and their company existences, rights, franchises and privileges, and at all times continue as a going concern in substantially the same businesses which the Borrower and its Subsidiaries are presently conducting.

     8.2 Maintain Property. The Borrower shall at all times and in all material respects, and shall cause its Subsidiaries to, maintain, preserve and keep their plants, properties and Equipment, including, but not limited to, any Collateral, in good repair, working order and condition, reasonable wear and tear and acts of God excepted, and shall from time to time make all material and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrower shall permit, and cause its Subsidiaries to permit, the Bank to examine and inspect such plants, properties and Equipment, including, but not limited to, any Collateral, at all reasonable times.

     8.3 Maintain Insurance. The Borrower shall at all times insure and keep insured, and shall cause its Subsidiaries to at all times insure and keep insured, by insurance companies reasonably acceptable to the Bank, all insurable property owned by them which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers', public and professional liability risks. Prior to the date of the funding of the Notes, the Borrower shall deliver to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrower and its Subsidiaries pursuant to this Section 8.3. All such policies of insurance must be reasonably satisfactory to the Bank in relation to the amount and term of the Obligations and type and value of the Collateral and assets of the Borrower and its Subsidiaries, shall identify the Bank as Bank's loss payee and as an additional insured. In the event the Borrower or its Subsidiaries either fail to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which the Bank deems advisable. This insurance coverage (i) may, but need not, protect the Borrower's and its Subsidiaries' interest in such property, including, but not limited to the Collateral, and (ii) may not pay any claim made by, or against, the Borrower or its Subsidiaries in connection with such property, including, but not limited to the Collateral. The Borrower and its Subsidiaries may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained, or caused its Subsidiaries to obtain, the insurance coverage required by this Section. The costs of such insurance obtained by the Bank, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by the Borrower to the Bank, together with interest at the Default Rate on such amounts until repaid and any other charges by the Bank in connection with the placement of such insurance. The reasonable costs of such insurance, which may be greater than the cost of insurance which the Borrower may be able to obtain on its own, together with interest thereon at the Default Rate and any other charges by the Bank in connection with the placement of such insurance may be added to the total Obligations due and owing.

     8.4 Tax Liabilities. The Borrower shall at all times pay and discharge, and cause its Subsidiaries to at all times pay and discharge, all material property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrower and its Subsidiaries or any of their properties, Equipment or Inventory, before the same shall become delinquent and before penalties accrue thereon; provided that the Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith and diligently and by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested.

     8.5 ERISA Liabilities; Employee Plans. The Borrower shall (i) keep in full force and effect, and cause its Subsidiaries to keep in full force and effect, any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower and its Subsidiaries; (ii) make contributions to all of its and their Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrower or its Subsidiaries of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

     8.6 Financial Statements. The Borrower shall at all times maintain, and cause its Subsidiaries to at all times maintain, a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower and its Subsidiaries as the Bank may from time to time reasonably request, including, but not limited to:

          (a) as soon as available, and in any event, within one hundred twenty
     (120) days after the close of each of its fiscal years, a copy of the annual audited financial statements of the Borrower and its Subsidiaries, including consolidated balance sheet, statement of income and retained earnings and statement of cash flows for the fiscal year then ended, prepared and certified without adverse reference to going concern value and without qualification by an independent certified public accountant reasonably acceptable to the Bank; and

          (b) as soon as available, and in any event, within forty-five (45) days following the end of each calendar quarter, a copy of the consolidated financial statements of the Borrower and its Subsidiaries regarding such quarter, including balance sheet and statement of income and retained earnings for the quarter then ended and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified by the Borrower to fairly present the Borrower's consolidated financial condition and the results of its operations in all material respects in accordance with GAAP, and (ii) each month, a copy of the consolidated financial statements of the Borrower and its Subsidiaries regarding such month, including balance sheet and statement of income and retained earnings for the month then ended and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified by the Borrower to fairly present the Borrower's consolidated financial condition and the results of its operations in all material respects in accordance with GAAP.

     No material change with respect to such accounting principles (as determined by Borrower's outside accountants) shall be made by the Borrower without giving prior notification to the Bank and unless such change is consistent with GAAP and does not affect the calculation of any financial ratio provided to the Bank or to which the Borrower covenants pursuant to this Agreement. The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter fairly present and will fairly present the Borrower's consolidated financial condition and the results of its operations in all material respects in accordance with GAAP. The Bank shall have the right at all times during business hours upon at least forty-eight (48) hours prior notice from the Bank to the Borrower to inspect the books and records of the Borrower and make extracts therefrom. The Borrower agrees to advise the Bank immediately of any material adverse change in the financial condition or operations of the Borrower.

     8.7 Supplemental Financial Statements. The Borrower shall promptly upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower or its Subsidiaries.

     8.8 Borrowing Base Certificate. The Borrower shall, within twenty (20) days after the end of each month, deliver to the Bank a Borrowing Base Certificate, certified as accurate by the Borrower.

     8.9 Aged Accounts Schedules. The Borrower shall, within twenty (20) days after the end of each month, deliver to the Bank aged schedules of (i) the accounts receivable of the Borrower and its Subsidiaries displayed in U.S. Dollars and in form acceptable to the Bank in its sole discretion, listing the name and amount due from each account debtor and showing the aggregate amounts due by invoice date and certified as accurate in all material respects by the Borrower, and (ii) the accounts payable of the Borrower and its Subsidiaries displayed in U.S. Dollars and in form acceptable to the Bank in its sole discretion, listing the name of the account creditor of the Borrower and its Subsidiaries and amount due to each such account creditor and showing the aggregate amounts due by invoice date and certified as accurate in all material respects by the Borrower.

     8.10 Projections. As soon as practicable, and in any event not later than ninety (90) days following calendar year end, financial projections for the Borrower and its Subsidiaries for such calendar year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Borrower to the Bank prior to the date hereof or otherwise in a manner reasonably satisfactory to the Bank, accompanied by a certificate of any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of the Borrower (each a "Senior Officer") on behalf of the Borrower to the effect that

(a) such projections were prepared by the Borrower in good faith, (b) the Borrower has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

     8.11 Compliance Certificates. As soon as practicable, and in any event not later than thirty (30) days following each calendar quarter, a duly completed compliance certificate in the form of Exhibit A attached hereto, with appropriate insertions, dated the date of such quarterly statements and signed by a Senior Officer of the Borrower, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 9 and a statement to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and
(ii) a written statement of the Borrower's management setting forth a discussion of the Borrower's and its Subsidiaries' financial condition, changes in financial condition and results of operations.

     8.12 Field Audits. The Borrower shall allow, and cause its Subsidiaries to allow, the Bank, at the Bank's option and at the Borrower's expense at any time at which any amount is outstanding under the Loans (and, after the occurrence and during the continuance of an Event of Default, also at the Borrower's sole expense), to conduct an annual field examination of the Accounts and Inventory of the Borrower and its Subsidiaries, the results of which must be satisfactory to the Bank in the Bank's reasonable discretion.

     8.13 Other Reports. The Borrower shall, within such period of time as the Bank may reasonably specify, deliver, and cause its Subsidiaries to deliver, to the Bank such other schedules and reports as the Bank may reasonably require.

     8.14 Collateral Records. Borrower shall keep, and cause its Subsidiaries to keep, full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Bank's Lien in the Collateral.

     8.15 Notice of Proceedings. The Borrower shall, promptly after knowledge thereof shall have come to the attention of any officer of the Borrower or its Subsidiaries, give written notice to the Bank of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which may have a material adverse effect on the business, property or operations of the Borrower or its Subsidiaries.

     8.16 Notice of Default. The Borrower shall, immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.

     8.17 Banking Relationship. The Borrower covenants and agrees to keep its primary deposit account with the Bank.

9. FINANCIAL COVENANTS.

     9.1 Consolidated Fixed Charge Coverage Ratio. The Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than (i) 0.80:1.00 as of September 30, 2007, (ii) 1.10:1.00 as of December 31, 2007, or (iii) 1.20:1.00
as of March 31, 2008, and as of the last day of each successive calendar quarter.

     9.2 Consolidated Funded Debt Ratio. The Borrower shall not permit the Consolidated Funded Debt Ratio to be more than (i) 6.75:1.00 as of June 30, 2007, (ii) 3.50:1.00 as of September 30, 2007, or (iii) 3.00:1.00 as of December
31, 2007, and as of the last day of each successive calendar quarter.

     9.3 Minimum Consolidated Tangible Net Worth. The Borrower shall not permit its Consolidated Tangible Net Worth to be less than (i) negative $833,333 as of December 31, 2006, (ii) negative $1,480,000 as of March 31, 2007, and (iii) as of the last day of each subsequent calendar quarter, the sum of (A) negative $1,480,000 plus (B) fifty percent (50%) of the total positive Consolidated Net Income for each calendar quarter during the period from April 1, 2007 to the last day of the calendar quarter most recently ending.

     9.4 Minimum EBITDA. The Borrower shall not permit its Consolidated EBITDA to be less than (i) negative $90,000 for the Reference Period ending on March 31, 2007, (ii) $650,000 for the Reference Period ending on June 30, 2007, (iii) $2,100,000 for the Reference Period ending on September 30, 2007, and (iv) $3,600,000 for the Reference Period ending on December 31, 2007.

10. EVENTS OF DEFAULT.

     The Borrower shall be in default under this Agreement upon the occurrence of any of the following events (each an "Event of Default").

     10.1 Nonpayment of Obligations. Any amount due and owing on the Notes or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid within ten (10) days of when due.

     10.2 Misrepresentation. Any warranty, representation, certificate or statement in this Agreement, the Loan Documents or any other agreement with the Bank shall be false when made or at any time.

     10.3 Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement (after the expiration of any applicable notice and/or cure periods, and if no notice or grace period is specified, then if such default is not remedied within thirty
(30) Business Days after the Bank delivers written notice of such default to the Borrower).

     10.4 Default under Loan Documents. A default under any of the other Loan Documents (after the expiration of any applicable notice and/or cure periods), all of which covenants, conditions and agreements contained therein are hereby incorporated in this

Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

     10.5 Default under Other Agreements. Any default in the payment of principal, interest or any other sum for any other Indebtedness having a principal amount in excess of Ten Thousand Dollars ($10,000.00) beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such Indebtedness is created, the effect of which default is to cause or permit the holder of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity.

     10.6 Assignment for Creditors. Any Obligor makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of any Obligor is applied for or appointed.

     10.7 Bankruptcy. Any proceeding involving any Obligor, is commenced by or against such Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and, if filed against any Obligor, remains undismissed or unstayed for ninety (90) days.

     10.8 Judgments. The entry of any material judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor which is not fully covered by insurance and which exceeds Fifty Thousand Dollars ($50,000.00).

     10.9 Change in Control. Any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest of the Borrower or its Subsidiaries, which results in any change in the identity of the individuals or entities previously owning a majority of the capital stock of the Borrower or a change in the Chairman or Chief Executive Officer of the Borrower.

11. REMEDIES.

     Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence and during the continuance of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under either Section 10.6, "Assignment for Creditors", or
Section 10.7, "Bankruptcy", all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank's rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of the Borrower, any guarantor or of any

Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing, upon the Obligations becoming due and payable:

     11.1 Possession and Assembly of Collateral. The Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of the Borrower's premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store the same in any of the Borrower's premises without cost to the Bank. At the Bank's request, the Borrower will, at the Borrower's sole expense, assemble, and cause its Subsidiaries to assemble, the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrower.

     11.2 Sale of Collateral. The Bank may sell any or all of the Collateral at a commercially reasonable public or private sale, upon such terms and conditions as the Bank may reasonably deem proper, and the Bank may purchase any or all of the Collateral at any such sale. The Bank shall apply the net proceeds, after deducting all costs, expenses, attorneys' and paralegals' fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Notes and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower. The Borrower shall remain liable for any amount remaining unpaid after such application, with interest. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition. The Borrower hereby confirms, approves and ratifies all acts and deeds of the Bank relating to the foregoing, and each part thereof.

     11.3 Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (c) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (d) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (e) to contact other Persons, whether or not in the same business as the Borrower or its Subsidiaries, for expressions of interest in acquiring all or any portion of the Collateral, (f) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (g) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (h) to dispose of assets in wholesale rather than retail markets, (i) to disclaim disposition warranties, including, without limitation, any warranties of title, (j) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (k) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank's exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrower or its Subsidiaries or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

     11.4 UCC and Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and reasonable attorneys' fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrower hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to the Borrower.

     11.5 Additional Remedies. The Bank shall have the right and power to:

          (a) instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any Account debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

          (b) enforce collection of any of the Collateral, including, but not limited to, any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

          (c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

          (d) extend, renew or modify for one or more periods (whether or not longer than the original period) the Notes, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Notes or any of the Obligations;

          (e) grant releases, compromises or indulgences with respect to the Notes, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Notes or any of the Obligations;

          (f) transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank's nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of said securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or said nominee makes any further transfer of said securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

          (g) vote the Collateral;

          (h) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank's rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Bank for the Obligations; and

          (i) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank's rights hereunder, under the Notes or under any of the other Obligations.

     The Borrower agrees that the Bank shall not be liable for any good faith error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral so long as the Bank exercised reasonable care in connection with same.

     11.6 Attorney-in-Fact. Effective upon the Obligations becoming due and payable under this Section 11, the Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrower's true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower's name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) file such financing statements and other documents and to do such other acts as the Bank may reasonably require to perfect and preserve the Bank's security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this


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

Agreement, including, without limitation, endorsing the Borrower's name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Bank, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations. The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.

     11.7 No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

     11.8 Application of Proceeds. The Bank will within three (3) business days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to reasonably determine, in good faith, how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys' fees and legal expenses as provided for in Section 12 hereof.

12. MISCELLANEOUS.

     12.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank's rights with respect to the Collateral:

          (a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

          (b) release by the Bank of any guarantor or of all or any part of the Collateral or of any party liable with respect to the Obligations;

          (c) release, extension, renewal, modification or substitution by the Bank of the Notes, or any note evidencing any of the Obligations, or the compromise of the liability of any guarantor of the Obligations; or

          (d) failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

     12.2 Entire Agreement. This Agreement (i) is valid, binding and enforceable against the Borrower and the Bank in accordance with its provisions and no conditions exist as to its legal effectiveness; (ii) together with the Loan Documents, constitutes the entire agreement between the parties; and (iii) is the final expression of the intentions of the Borrower and the Bank. No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein or in the Loan Documents. This Agreement, together with the Loan Documents, supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

     12.3 Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.

     12.4 GOVERNING LAW. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN ANY SUCH OTHER LOAN DOCUMENT) ARE CONTRACTS UNDER THE LAWS OF THE STATE OF INDIANA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF INDIANA (EXCLUDING THE LAWS OF SUCH STATE APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

     12.5 WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.


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

     12.6 CONSENT TO JURISDICTION. BORROWER (i) AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF INDIANA OR IN ANY FEDERAL COURT SITTING IN INDIANA; (ii) CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 12.15; AND (iii) HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR IN THE FUTURE HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

     12.7 Assignability. The Bank may at any time upon prior written notice to the Borrower assign the Bank's rights in this Agreement, the Notes, the Obligations, or any part thereof and transfer the Bank's rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrower and their respective successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.

     12.8 Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

     12.9 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     12.10 Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Notes, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been paid in full. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

     12.11 Extensions of Bank's Commitment and Notes. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank's commitment hereunder and the Notes pursuant to the execution of any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the

Notes. The Bank represents that it will receive the Notes payable to its order as evidence of a bank loan.

     12.12 Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

     12.13 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     12.14 Facsimile Signatures. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a "Communication") which the Bank in good faith believes has been signed by Borrower and has been delivered to the Bank by a properly authorized representative of the Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.

     12.15 Notices. Except as otherwise provided herein or in the other Loan Documents, the Borrower waives all notices and demands in connection with the enforcement of the Bank's rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, by overnight courier, telegram or delivered in person, and addressed as follows:

          If to the Borrower:           CTI Group (Holdings), Inc.
                                        333 North Alabama Street, Suite 240
                                        Indianapolis, Indiana 46240
                                        Attention: John Birbeck,
                                                   Chairman and Chief Executive
                                                   Officer

          with a copy to its Counsel:   Bingham McHale LLP
                                        2700 Market Tower
                                        10 W. Market Street Street
                                        Indianapolis, Indiana 46204
                                        Attention: Keith A. Bice

          If to the Bank:               National City Bank
                                        One National City Center, Suite 200E
                                        Indianapolis, Indiana 46255
                                        Attention: Ryan T. Hendrickson

          with a copy to its Counsel:   Bose McKinney & Evans LLP
                                        2700 First Indiana Plaza

                                        135 N. Pennsylvania Street
                                        Indianapolis, Indiana 46204
                                        Attention: Jason C. Farmer

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     12.16 Indemnification. The Borrower agrees to defend (with counsel reasonably satisfactory to the Bank), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto) which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank's rights and remedies under this Agreement, the Loan Documents, the Notes, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Applicable Interest Rate for the Revolving Loan from the date incurred by each Indemnified Party until paid by the Borrower, be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this Section 12.16 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

     12.17 USA Patriot Act. As required by federal law and the Bank's policies and practices, the Bank may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services.

     IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan Agreement as of the date first above written.

                                        CTI GROUP (HOLDINGS), INC.,
                                        a Delaware corporation


                                        By: /s/ John Birbeck
                                            ------------------------------------
                                            John Birbeck,
                                            Chief Executive Officer


                                        Agreed and accepted:

                                        NATIONAL CITY BANK,
                                        a national banking association


                                        By: /s/ Ryan T. Hendrickson
                                            ------------------------------------
                                            Ryan T. Hendrickson, Vice President


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